EXHIBIT 5.1

[DORSEY & WHITNEY LLP Letterhead]

CyberOptics Corporation
5900 Golden Hills Drive
Golden Valley, Minnesota 55416

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

        In connection with the Registration Statement on Form S-8 filed by CyberOptics Corporation (the “Company”) with the Securities and Exchange Commission on or about the date hereof, relating to the registration of 192,000 common shares, no par value, 100,000 of which may be issued pursuant to the Company’s Employee Stock Purchase Plan, as amended (the “Plan”), and 50,000 of which may be issued pursuant to a Non-Incentive Stock Option Agreement dated February 14, 2002 to Kathleen P. Iverson, 12,000 of which may be issued pursuant to a Non-Incentive Stock Option Agreement dated August 10, 2001 to Steven M. Quist, 12,000 of which may be issued pursuant to a Non-Incentive Stock Option Agreement dated August 10, 2001 to Steven K. Case, 10,000 of which may be issued pursuant to a Non-Incentive Stock Option Agreement dated July 10, 2001 to Thomas Bushman, and 8,000 of which may be issued pursuant to a Non-Incentive Stock Option Agreement dated July 10, 2001 to Swaminathan Manickam (the “Options”), please be advised that as counsel to the Company, upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes of this opinion, it is our opinion that:

    1.       The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

    2.       The 192,000 shares which may be issued by the Company under the Plan and the Options will be, when issued and paid for as described in the Registration Statement, validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

Date: May 26, 2003	Very truly yours,
/s/ DORSEY & WHITNEY LLP

TOM